Exhibit (d)(iv)

SCHEDULE A

Amended as of March 28, 2024

to

PERPETUAL AMERICAS FUNDS TRUST

Amended and Restated Investment Subadvisory Agreement

Dated as of February 1, 2024

Funds subject to this Agreement

Fund	Effective Date of the Series
TSW Core Plus Bond Fund	March 28, 2024
TSW Emerging Markets Fund	October 11, 2021
TSW High Yield Bond Fund	October 11, 2021
TSW Large Cap Value Fund	October 11, 2021

AGREED AND ACKNOWLEDGED:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on this Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC (d/b/a Perpetual Americas Funds Services)

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

THOMPSON, SIEGEL & WALMSLEY LLC

By:	/s/ W. Winborne Boyles
Name:	W. Winborne Boyles
Title:	Chief Compliance Officer

[Signature Page — Schedule A to Investment Subadvisory Agreement]

SCHEDULE B

Amended as of March 28, 2024

to

PERPETUAL AMERICAS FUNDS TRUST

Amended and Restated Investment Subadvisory Agreement

Dated as of February 1, 2024

Subject to any applicable reduction as described herein, the Adviser shall pay the Subadviser a monthly base fee for its services with respect to each Fund as indicated in the table below (the “Base Subadvisory Fee”). The Base Subadvisory Fee for a Fund shall be reduced pro rata by the Adviser to the extent that the Adviser, pursuant to a contractual waiver or reimbursement arrangement with the Fund, waives fees or reimburses expenses payable by the Fund to the Adviser (an “Adviser Waiver”). The amount of such reduction shall be calculated by multiplying (a) the amount of the Adviser Waiver by (b) the ratio between the Base Subadvisory Fee and the investment advisory fee to which the Adviser is entitled under the terms of a separate investment advisory agreement between the Adviser and the Funds, as indicated in the table below (the “Contractual Advisory Fee”); provided, however, that the fee payable to the Subadviser hereunder shall not be less than zero (i.e., the Subadviser shall not be required to reimburse any expenses of the Funds in the event that a contractual waiver or reimbursement arrangement may require the Adviser to do so).

By way of example, assuming a 0.65% Base Subadvisory Fee and a 0.80% Contractual Advisory Fee for a Fund, if the Adviser should waive fees or reimburse expenses for the Fund by 0.05% on an annual basis, the fee owed to the Subadviser hereunder (expressed as an annual percentage of the Fund’s average daily net assets) would be calculated as: 0.65% – [(0.65%/0.80%) * 0.05%].

Fund	Base Subadvisory Fee*	Contractual Advisory Fee*
TSW Core Plus Bond Fund	0.25%	0.40%
TSW Emerging Markets Fund	0.65%	0.80%
TSW High Yield Bond Fund	0.35%	0.50%
TSW Large Cap Value Fund	0.43%	0.58%

*	Annual rate as a percentage of each Fund’s average daily net assets

AGREED AND ACKNOWLEDGED:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC (d/b/a Perpetual Americas Funds Services)

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

THOMPSON, SIEGEL & WALMSLEY LLC

By:	/s/ W. Winborne Boyles
Name:	W. Winborne Boyles
Title:	Chief Compliance Officer

[Signature Page — Schedule B to Investment Subadvisory Agreement]